Exhibit 99.1

DIAMONDCLUSTER INTERNATIONAL, INC. (DTPI)
First Quarter Fiscal Year 2005 Earnings Release
July 29, 2004

JULIA POTTER, Director of Investor Relations

Good morning and thank you for joining us to discuss our financial results for our first quarter of fiscal 2005, which ended June 30th.

Let me first remind you that during today’s call, we will make both historical and forward-looking statements in order to help you better understand our business. You should realize that our actual results may differ materially. Any forward-looking statements speak only as of today’s date—July 29, 2004—and we undertake no duty to update this information in the future. The risks and uncertainties associated with our business are highlighted in our filings with the SEC, including Form 10-K for our fiscal year 2004, ended March 31, 2004.

With me today are Chairman and CEO Mel Bergstein, our President and Managing Director of Europe and Latin America Adam Gutstein who is joining us from Dusseldorf, Germany, CFO Karl Bupp, and Chief Administrative Officer Bill McClayton. As we have done in the past, Mel will first give you the highlights of the quarter and discuss the prospects for our business, and then Karl will review our financial results.

Before I turn the call over to Mel, I wanted to let everyone know that we plan to participate in three conferences in August—The Adams Harkness Summer Seminar in Boston on August 4th, the Robert W. Baird Small Cap conference in New York on August 5th, and the CSFB Small Cap IT Services Conference in Boston on August 17th.

With that, I will turn the call over to our chairman and CEO, Mel Bergstein. Mel?

MEL BERGSTEIN, CHAIRMAN AND CEO

Thanks, Julia.

We had a very good quarter and an excellent start to the fiscal year. Let me begin with the headlines:

•	We reported $44.9 million in net revenue, a 32% increase over the same quarter last year and our fifth consecutive quarter of sequential net revenue growth. Growth was particularly strong in North America, where revenue was up 12% sequentially.

•	We are pleased to report EPS of 10 cents per share, above our guidance of 6 to 7 cents and above the Street consensus.

•	Third, we saw significant margin expansion this quarter reflecting continued rate improvements and continued strong expense controls, with gross margin and pre-tax margin improving to 38% and 8%, respectively.

•	Finally, as you saw in the press release, we are returning to our traditional the practice of giving fiscal year, as well as next quarter, revenue and EPS guidance. We are also introducing guidance for fiscal year free cash flow.

On last quarter’s call, I said that we expected fiscal year 2005 to be a year of continued profitable growth. The June quarter got us off to a solid start. Net revenue of $44.9 million was driven by strong demand in North America. International revenue was down $1 million versus the prior quarter, but essentially flat in constant currency.

Our performance in the June quarter was the result of both continued improving demand in North America, as well as continued execution of our covered-client strategy.

Let me talk for a moment about demand. In North America demand is strong, and continues to look strong as we enter the September quarter. We are resource-constrained in this market, and rates continue to improve. Financial services, insurance and healthcare continue to be the strongest vertical industries for us here in the U.S. As we mentioned to you at our analyst day in mid-June, we see the healthcare industry as an area of opportunity for us, and we recently hired two new partners to provide us with additional strength in the healthcare industry. Additionally, we promoted seven new partners on April 1st, five in North America and one in the UK and one in Latin America. We’ve also added a senior market development person in telecom in the US to help us grow that market.

Demand in international markets is stable overall, although the demand varies by country. The UK continues to be a good market for us. Latin America is rebounding, while Southern Europe and France are stable. Germany continues to be challenging.

Before I turn the call over to Karl, I’d like to address headcount and turnover. Our voluntary turnover in the quarter was 21% on an annualized basis. This is down from 31% in the year-ago period, and up from the March quarter, as we expected. The June quarter is generally the highest turnover quarter for us because we pay bonuses in mid-April and because many of the people who are returning to school in the fall tend to leave in the June quarter. We believe this is a bubble formed by the economic downturn and that we will work through it.

Our recruiting is going very well. We continue to be a very attractive employer and we continue to recruit extremely high-quality people. During the June quarter, our accept rate for non-campus offers was 85%. We expect to add 30 to 35 people, net of attrition, in the September quarter as our attrition slows and as our class of campus hires join us in late August and September.

So, as we finish the first month of the September quarter, we continue to see strong demand in North America. As such, we are expecting net revenue for the September quarter to be in the range of $46 million to $48 million with earnings per diluted share of 11 cents to12 cents. For the full fiscal year, we are expecting net revenue in the range of $189 million to $198 million, in line with our 25% annual net revenue growth target, and earnings per diluted share of 46 cents to 50 cents.

Now, I will turn it over to Karl to review our financial performance for the quarter. Karl?

KARL BUPP, CHIEF FINANCIAL OFFICER

Thanks, Mel.

We had a strong first quarter and continued to see improvements in the fundamental metrics of our business. We are on pace to return our business to its target operating model of 25% annual net revenue growth and an 18% pre-tax margin.

Our net revenue of $44.9 million in the quarter was sourced 61%, or $27.3 million, in North America, and 39%, or $17.6 million, in our international operations. Net revenue in North America was up 32% year over year, and up 12% sequentially. International net revenue in the quarter was up 33% year over year but down 5% sequentially. Currency translations represented about $750 thousand of the sequential net revenue decline internationally. In constant currency, international net revenue was up 24% year over year and essentially flat sequentially.

We reported net income of $3.4 million or $0.10 per diluted share for the first quarter, up over the $0.09 per diluted share we reported in the fourth quarter. You will recall that the fourth quarter results included favorable tax expense and a benefit from adjustments to restructuring accruals from prior quarters amounting to $0.04 per diluted share. Excluding these items, our EPS doubled quarter-over-quarter.

The change in stock-based compensation expense from our previously forecasted level was largely due to a revision in our Employee Stock Purchase Plan. We expect the stock-based compensation expense to remain at the first quarter level for the remainder of fiscal year 2005.

Our operating expenses, excluding reimbursable expenses, stock-based compensation and a restructuring benefit, were $38.1 million during the quarter, down from $39.0 million last quarter. SG&A expenses decreased from 25.2% to 22.9% of revenue as we kept tight control of expenses. We remain on track to reduce these expenses to less than 20% of revenue.

Our gross, operating, and pre-tax margins all continued to improve in the first quarter. Our gross margin improved from 34.6% in the fourth quarter to 38.1% in the first quarter. Our operating margin improved from 5.5% to 7.3% and our pre-tax margin improved from 5.8% to 8.0%.

We served 79 clients in the fourth quarter, up significantly from 65 in the prior quarter, and 66 in the fourth quarter of last year. We began work with a number of new international clients in the first quarter in an effort to broaden our client base globally, which increased the number of clients served in the quarter. The greater number of clients, of course, negatively impacted our revenue per client number, which decreased to $568 thousand in the quarter. However, we believe this investment will generate a return for us later this year.

The number of clients billing over $1 million in the quarter was 11, compared to 13 in the previous quarter. The top five clients remained the same from the last quarter, with our largest client once again representing 12% of revenue in the quarter. Our top 5 clients represented 39% of revenue in the first quarter.

Financial services clients represented 32% of revenue in the quarter, up slightly from 31% last quarter. Revenue from insurance clients was 18% of revenue, the same as last quarter. Healthcare clients were 8% of revenue, up from 6% last quarter. Telecom represented 31% of revenue, down from 34% in the March quarter. The Enterprise practice and the Public Sector practice represented 9% and 2% of revenue in the quarter, respectively, both of which were the same as last quarter.

We ended the second quarter with 487 client-serving professionals, up from 481 last quarter. Our global chargeability in the June quarter increased to 66%, up from 65% last quarter. In North America, chargeability was more than 70% while it was 56% across our international locations. Annualized revenue per professional increased again in the quarter, rising from $367 thousand in the fourth quarter to $371 thousand in the first quarter on a global basis, which was significantly above the year-ago number of $267 thousand.

Cash decreased in the June quarter by $8.6 million, to end the quarter with $72.7 million in cash. The cash decrease represents the payout of annual bonuses in the quarter as well as an increase in our days billings outstanding.

DBOs increased to 51 days, compared to 43 days in the fourth quarter of fiscal 2004. DBOs in North America were 33 days, and international DBOs were 77 days. Much of the increase in A/R was collected shortly after the quarter end. We used $5.2 million in cash for operating activities during the June quarter, primarily related to variable compensation payments, compared with generating $5.1 million in the prior quarter.

We thought it would be useful for us to also introduce fiscal year guidance around free cash flow-which we define as cash flow from operating activities less capital expenditures. For fiscal year 2005, we expect free cash flow to be between $22 to $30 million.

As we look ahead, we expect another good quarter in September, remaining on our 25% annual net revenue growth trajectory. In the September quarter, North America will once again drive the growth. As usual, we expect some seasonality in the September quarter, particularly internationally, which our September quarter guidance takes into account.

So, if you recall the target operating model we gave you at our analyst day in mid-June, we have made improvements in the June quarter towards our target on every line item we laid out-project personnel expense, SG&A expenses, stock based compensation expense, and other income.

With that, I’ll turn it back to Mel for closing remarks. Mel?

MEL BERGSTEIN, CHAIRMAN AND CEO

Thanks, Karl.

In summary, fiscal year 2005 is off to a strong start, as we anticipated, driven primarily by demand in North America. We are not seeing any reduction in corporations’ appetite for our services in North America. They continue to cautiously embark on growth initiatives, and continue to look for ways to make better use of the technology they currently have. Our international business is stable and we have made progress in broadening our client base there.

In the first quarter, we made progress on the three goals for fiscal year 2005 that I described last quarter-net revenue growth, driven by demand in North America; improved margins, driven by increasing rates and continued expense controls; and last, improved predictability as we continue to grow our exposure to the healthcare and public sectors.

Our business feels very good. We continue to increase revenue and EPS. We continue to deliver very high impact work for our clients. We continue to have an extraordinary cadre of talented people, our recruiting is strong and the new consultants we are bringing on board are keeping that quality bar high. There is energy in the market and there is energy within our firm.

With that, we’ll open up the call for questions.

CLOSING, AFTER Q&A

Thanks, Operator.

To summarize: We are pleased with the start to fiscal year 2005 and it feels good to feel good again. There is clearly energy in the market and energy within our firm and we are confident that we are on track to return our business to its traditional metrics for growth and profitability. We feel good, and hopefully our willingness to give the guidance we have given will help you understand how we feel. Thank you for participating today.